Exhibit 99.1
“The Good Food Company”
FOR RELEASE UPON RECEIPT
Joseph Jimenez to Leave Heinz
PITTSBURGH — May 1, 2006 — H. J. Heinz Company (NYSE: HNZ) said today that Joseph Jimenez has decided to leave Heinz as of April 28, 2006, because he has specific career goals that he wants to pursue outside of Heinz. Mr. Jimenez was serving as EVP, President and CEO of Heinz Europe and had recently been appointed EVP, President and CEO for Heinz’s operations in Asia Pacific and Rest of World effective May 4.
Effective May 4, 2006, Mr. Jimenez’s responsibilities will be assumed by Christopher Warmoth, Senior Vice President for Heinz Asia and Michael D. Milone, Senior Vice President Pacific and Rest of World, both of whom will report to William R. Johnson, Heinz Chairman, President and CEO.
Commenting on the announcement, William R. Johnson said, “I would like to personally thank Joe for his dedication and commitment to Heinz over the past eight years. We wish him the best of luck in his future endeavors.”
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ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day™,” is one of the world’s leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP® and Lea & Perrins®, Ore-Ida® french fries and roasted potatoes, Boston Market® and Smart Ones® meals, and Plasmon® baby food. Heinz’s 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz® Ketchup, The World’s Favorite Ketchup™. Information on Heinz is available at www.heinz.com/news.
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H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

H.J. Heinz Company

Media:
Debbie Foster/Michael Mullen, 412-456-5778
Mike Yeomans, 412-456-5788

Investors:
Jack Runkel, 412-456-6034